Exhibit 5.1

[Goodwin Procter Letterhead]

October 22, 2010

Aegerion Pharmaceuticals, Inc.

CenterPointe IV

1140 Route 22 East, Suite 304

Bridgewater, New Jersey 08807

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(b) of the Securities Act, relating to the registration of the offering by Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to 383,333 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein and in the related Prospectus under the caption “Legal Matters”. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/    Goodwin Procter LLP

GOODWIN PROCTER LLP